Exhibit 8.1

April 29, 2010

The PMI Group, Inc.,

PMI Plaza, 3003 Oak Road,

Walnut Creek, California, 94597.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration under the Securities Act of 1933 of 89,429,750 shares (the “Securities”) of Common Stock, par value $0.01 per share of The PMI Group, Inc. a Delaware Corporation, as set forth in the Prospectus Supplement to the registration statement relating to the Securities (the “Registration Statement”) filed with the Securities and Exchange Commission. We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the heading “Certain United States Tax Consequences to Non-U.S. Holders of Common Stock” in the Prospectus Supplement to the Registration Statement, subject to the limitations set forth therein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the heading “Certain United States Tax Consequences to Non-U.S. Holders of Common Stock” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP